EXHIBIT 99.1

December 19, 2014

The Bank of New York Mellon Trust Company, N.A.

Trustee, BP Prudhoe Bay Royalty Trust

919 Congress Avenue

Austin TX 78701

Re:	Prudhoe Bay Royalty Trust PBU Condensate Limit Reached Effect on Volume of Royalty Production

Good Morning:

This is to advise that the portion of the Separator Liquids1 produced from the Initial Participating Areas of the Prudhoe Bay Unit being allocated as condensate from the Gas Cap Initial Participating Area (“Gas Cap IPA”) has been found to have reached its cumulative limit of 1.175 billion barrels on 8 June 2014. As a result, the portion of Separator Liquids previously being allocated as condensate to the Gas Cap IPA then began to be allocated to the Oil Rim Initial Participating Area (“Oil Rim IPA”). This has changed the calculation of the volume of production subject to the Trust’s ORRI because 50.6848339% of Separator Liquids allocated to the Oil Rim IPA are counted for this purpose, but only 13.8398950% of the Separator Liquids allocated to the Gas Cap IPA.2

The end of the allocation to the Gas Cap IPA on June 8th means the volumes of Separator Liquids subject to the ORRI for the Second and Third Quarters of 2014 were greater than the volumes that BP Exploration (Alaska) Inc. initially reported. The correction to the volumes of Royalty Production and the payable amounts of the ORRI for both quarters will be made in conjunction with the installment payment in January 2015 for Royalty Production in the Fourth Quarter of 2014.

Very truly yours,

BP Exploration (Alaska) Inc.

/s/ David E. Van Tuyl

David E. Van Tuyl
Regional Manager, Alaska Region

1 This term is defined in the Prudhoe Bay Unit Operating Agreement and is referred to as “Separator Liquid Production” in the definition of Oil in Article One of the Overriding Royalty Conveyance (“Conveyance”) creating the overriding royalty interest (“ORRI”) held by the Trust.

2 These percentages are set out in Section 10.5 of the Conveyance, while the allocation of Separator Liquid Production between the Oil Rim IPA and Gas Cap IPA is set out in the definition of Oil in Article One of the Conveyance.